Exhibit 99.1

JetPay Corporation Announces First Quarter Financial Results with 32.7% Increase in Revenues including a 54% Increase in Payment Processing Segment Revenues

Berwyn, PA – May 13, 2015 – JetPay® Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”) announced financial results for the first quarter of 2015.

Financial Highlights

•	Revenues increased 32.7%, or $2.7 million, to $10.84 million for the quarter ended March 31, 2015 from $8.17 million for the same period in 2014.

•	Revenues within our Payment Processing Segment increased $2.5 million, or 54.0%, to $7.1 million in the first quarter of 2015 from the same period in 2014.

•	Gross profit increased 26.1% to $4.4 million, or 40.5% of revenues, for the quarter ended March 31, 2015, up from $3.5 million for the same period in 2014.

•	Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) were $1.0 million and $706,000 for the first quarter of 2015 and 2014, respectively. EBITDA, adjusted for non-recurring and non-cash items, (“adjusted EBITDA”) - (see Non-GAAP Financial Measures definition and reconciliation of operating income to EBITDA and adjusted EBITDA below), was $1.3 million, or 12.1% of revenues, as compared to $975,000, or 11.9% of revenues, for the same period in 2014. The increase in adjusted EBITDA in the first quarter of 2015 vs. 2014 was directly related to the Company’s increased revenues, particularly in the Payment Processing Segment.

•	Net loss before accretion of convertible preferred stock was reduced from $(1.4) million for the quarter ended March 31, 2014 to $(220,000) in the first quarter of 2015.

•	The ratio of our total debt to total capitalization, which consists of total debt of $16.1 million and convertible preferred stock and stockholders’ equity totaling $54.4 million, was 22.8% at March 31, 2015, a decrease from 23.1% at December 31, 2014.

Recent News Highlights

•	Appointed Paul Compton as Executive Vice President and National Sales Manager to lead the JetPay Payments sales team. Paul has built and driven highly successful sales teams in some of the largest credit/debit card processing companies in the industry.

•	JetPay Strategic Partners signed a referral agreement with Data Center Inc. (“DCI”). DCI is the developer of the award-winning iCore360® core banking software and related technologies, serving more than 500 financial institutions nationwide. Effective immediately, this agreement allows the customers of DCI to utilize JetPay’s high-speed, secure, and reliable payment services, payroll services, and MAC® Visa Prepaid Cards.

“We are excited about our overall revenue growth in the first quarter, with the growth accelerating in our Payment Processing Segment at a fifty-four percent increase over 2014, as we continue to bring new customers to our Payment and Payroll processing platforms and bring great companies such as ACI into our family”, stated Bipin C. Shah, Chairman and CEO of JetPay Corporation. “With increased revenues, our gross profit and cash flow increased quarter over quarter, even with the significant investments we made in 2014 and are continuing to make in 2015. These investments include the expansion of our sales team and marketing efforts, along with investments in our technology platforms and professionals. Our focus is to maintain our strength in the Card-Not-Present market and continue our overall goal of increasing shareholder value through creating innovative products and services that continue to set us apart from our competitors and make JetPay a household name. In addition to improving the depth of our management through acquisitions, such as our recent combination with ACI, we continue to search for successful industry proven individuals to strengthen our team, including the recent appointment of Paul Compton to lead our Payments sales team. Paul has already demonstrated his ability to penetrate various Payment channels and work directly with our Payments sales team as well as our Payroll and Card Services teams to further our cross-selling efforts.”

First Quarter 2015 Compared to First Quarter 2014

Revenues were $10.84 million for the three months ended March 31, 2015, comparable to $8.17 million for the same period in 2014, an increase of $2.7 million, or 32.7%. Revenues for our Payment Processing Segment increased $2.5 million, or 54.0%, for the three months ended March 31, 2015 compared to the same period in 2014. The increase was partially related to the acquisition of ACI on November 7, 2014, contributing $1.5 million of revenues, an increase in the Company’s ISO revenues of $846,000, or 51%, and an increase in the Company’s direct merchant and processing revenues of $230,000, or 9.7%. Revenues for our Payroll Segment increased $181,000, or 5.1%, for the three months ended March 31, 2015 as compared to the same period in 2014. This increase was attributable to net growth in the volume of payroll and related payroll taxes processed.

Operating income for the three months ended March 31, 2015 was $118,000, compared to $43,000 for the same period in 2014. Operating income is after subtracting depreciation and amortization expense of $877,000 and $663,000 for the three months ended March 31, 2015 and 2014, respectively. The increase in the operating income was attributable to an increase in gross profit of $907,000, partially offset by an increase in selling, general, and administrative (“SG&A”) expenses of $607,000. SG&A expenses in the first quarter of 2015 included professional fees and settlement costs for non-recurring matters of $230,000. Operating income was also affected by our significant investment in sales and technology personnel in 2014 as well as the first quarter of 2015.

Net loss for the three months ended March 31, 2015 was $(220,000), or a net loss applicable to common stockholders of $(1.4) million after accretion of convertible preferred stock of $1.2 million, a loss per share applicable to common stockholders of $(0.10), compared to a net loss of approximately $(1.4) million, or a net loss applicable to common stockholders of $(1.9) million after accretion of convertible preferred stock of $509,000, a loss per share applicable to common stockholders of $(0.16) for the three months ended March 31, 2014. The decrease in net loss was primarily related to the increase in revenues combined with the decrease in amortization of deferred financing costs, debt discounts and conversion options of $839,000, and the decrease in interest expense of $209,000, both related to the redemption of the $10 million secured promissory notes on December 31, 2014.

Conference Call

JetPay will conduct a conference call on Friday, May 15, 2015 at 9:00 AM EDT (6:00 AM PDT) to discuss these results and conduct a question and answer session. The participant conference call number is (855) 793-3263 (International Dial-In (631) 485-4960), conference ID: 47702763. There will also be access to a digital recording of the teleconference by calling (855) 859-2056 and entering the conference ID: 47702763. This will be available approximately two hours following the teleconference until Friday, May 22, 2015.

About JetPay Corporation

JetPay Corporation, based in Berwyn, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing and other financial transactions. JetPay provides a one vendor solution for payment services, debit and credit card processing, ACH services, and payroll and tax processing needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company’s vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, EBITDA and adjusted EBITDA, as defined in Regulation G of the Securities and Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with financial measures it uses in the management of its business. The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation, amortization of intangibles, and non-cash changes in the fair value of contingent consideration liability. The Company defines adjusted EBITDA as EBITDA, as defined above, plus certain non-recurring items, including certain legal and professional costs for non-repetitive matters, legal settlement costs, non-cash stock option costs, and non-cash losses on the disposal of fixed assets. These measures may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA and adjusted EBITDA as indicators of the Company’s operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations. Management believes EBITDA and adjusted EBITDA are helpful to investors in evaluating the Company’s operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded. EBITDA and adjusted EBITDA are supplemental non-GAAP measures, which have limitations as an analytical tool. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, may differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. For a description of our use of EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to operating income (loss), see the section of this press release titled “EBITDA and adjusted EBITDA Reconciliation.”

EBITDA and adjusted EBITDA Reconciliation

(000’s omitted)	Three Months Ended March 31,
	2015	2014
Operating income	$118	$43
Change in fair value of contingent consideration liability	11	-
Amortization of intangibles	768	560
Depreciation	109	103

EBITDA	$1,006	$706

Professional fees for non-repetitive matters	224	189
Legal settlement costs	6	-
Non-cash stock option costs	78	80

Adjusted EBITDA	$1,314	$975

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2014, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward- looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(484) 324-7980	(484) 324-7980
Peter.Davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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JetPay Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share information)

(Unaudited)

	For the Three Months Ended March 31,
	2015	2014

Processing revenues	$10,844	$8,169
Cost of processing revenues	6,456	4,688

Gross profit	4,388	3,481

Selling, general and administrative expenses	3,382	2,775
Change in fair value of contingent consideration liability	11	-
Amortization of intangibles	768	560
Depreciation	109	103

Operating income	118	43

Other expenses (income)
Interest expenses	197	406
Amortization of deferred financing costs, debt discounts and conversion options	84	923
Change in fair value of derivative liability	-	50
Other income	(1)	(2)

Loss before income taxes	(162)	(1,334)

Income tax expense	58	52

Net loss	(220)	(1,386)
Accretion of convertible preferred stock	(1,216)	(509)

Net loss applicable to common stockholders	$(1,436)	$(1,895)

Basic and diluted loss per share applicable to common stockholders	$(0.10)	$(0.16)

Weighted average shares outstanding:
Basic and diluted	13,863,823	11,530,040

JetPay Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2015	December 31, 2014
ASSETS	Unaudited	Audited
Current assets:
Cash and cash equivalents	$6,162	$5,359
Restricted cash	1,386	1,386
Accounts receivable, less allowance for doubtful accounts	1,646	2,634
Settlement processing assets	15,871	18,893
Prepaid expenses and other current assets	728	828
Current assets before funds held for clients	25,793	29,100
Funds held for clients	57,656	40,833
Total current assets	83,449	69,933
Property and equipment, net	1,225	1,226
Goodwill	41,760	41,760
Identifiable intangible assets, net	26,124	26,892
Deferred financing costs, net	83	89
Other assets	4,524	4,502
Total assets	$157,165	$144,402

LIABILITIES
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,884	$1,571
Accounts payable and accrued expenses	9,006	9,153
Settlement processing liabilities	14,738	18,024
Deferred revenue and other current liabilities	3,837	3,770
Current liabilities before client fund obligations	29,465	32,518
Client fund obligations	57,656	40,833
Total current liabilities	87,121	73,351
Long-term debt and capital lease obligations, net of current portion	14,185	14,795
Deferred income taxes	284	284
Other liabilities	1,156	1,411
Total liabilities	102,746	89,841

Commitments and Contingencies

Redeemable Convertible Preferred Stock	30,995	29,779

Stockholders’ Equity	23,424	24,782
Total Liabilities and Stockholders’ Equity	$157,165	$144,402